UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Conn’s, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1672840
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4055 Technology Forest Blvd., Suite 210 The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.    ☐

Securities Act registration statement file number to which this form relates: 001-34956.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1 of the Registration Statement on Form 8-A filed by Conn’s, Inc. (the “Company”) with the Securities and Exchange Commission on October 6, 2014 is incorporated herein by reference and is hereby amended and supplemented by adding the following:

On September 10, 2015, the Company and Computershare Trust Company, N.A., as rights agent (“Computershare”), entered into an amendment dated as of September 10, 2015 (the “Amendment”) to that certain Rights Agreement dated as of October 6, 2014 (the “Rights Agreement”), between the Company and Computershare relating to the Company’s rights (the “Rights”) to purchase Series A Junior Participating Preferred Stock.

The Amendment accelerated the expiration date of the Rights issued pursuant to the Rights Agreement to September 10, 2015. Accordingly, on September 10, 2015, the Rights issued under the Rights Agreement expired and were no longer outstanding, and the Rights Agreement terminated as of that date.

* * * *

The foregoing descriptions of the Amendment and the Rights Agreement are qualified in their entirety by reference to the Amendment, a copy of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2015, and to the Rights Agreement, a copy of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 6, 2014, each of which is incorporated herein by reference.

Item 2	Exhibits

4.1	Rights Agreement, dated as of October 6, 2014, by and between Conn’s, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of Conn’s, Inc.’s Current Report on Form 8-K dated October 6, 2014).

4.2	First Amendment, dated September 10, 2015, to Rights Agreement, dated as of October 6, 2014, by and between Conn’s, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 of Conn’s, Inc.’s Current Report on Form 8-K dated September 11, 2015).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN’S, INC.

Date: September 14, 2015	By:	/s/ Robert F. Bell
	Name:	Robert F. Bell
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Item 2	Exhibits

4.1	Rights Agreement, dated as of October 6, 2014, by and between Conn’s, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of Conn’s, Inc.’s Current Report on Form 8-K dated October 6, 2014).

4.2	First Amendment, dated September 10, 2015, to Rights Agreement, dated as of October 6, 2014, by and between Conn’s, Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 of Conn’s, Inc.’s Current Report on Form 8-K dated September 11, 2015).